ROBBINS & MYERS, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
EXHIBIT 11.1
(In thousands except per share data)

                                             Three Months Ended                     Nine Months Ended
                                      ---------------------------------    -------------------------------
                                               May 31,          May 31,           May 31,          May 31,

                                                  1996             1995              1996             1995
                                      ----------------   --------------    --------------    -------------
Net income before extraordinary
item                                            $5,735           $2,256           $14,162           $8,259

Net income                                      $5,735           $3,588           $14,162           $9,591

Primary earnings per share:

      Average shares outstanding                 5,230            5,170             5,224            5,161

      Effect of dilutive options and
         restricted stock based on
         treasury stock method using
         average market price                      284              185               264              144
                                      ----------------   --------------    --------------    -------------
      Total                                      5,513            5,355             5,488            5,305
                                      ================   ==============    ==============    =============

      Earnings per share before
         extraordinary item                      $1.04            $0.42             $2.58            $1.56
                                      ================   ==============    ==============    =============
      Earnings per share                         $1.04            $0.67             $2.58            $1.81
                                      ================   ==============    ==============    =============

Fully diluted earnings per share:

      Average shares outstanding                 5,230            5,170             5,224            5,161

      Effect of dilutive options and
        restricted stock based on
        treasury stock method using
        average market price                       316              196               318              197
                                      ----------------   --------------    --------------    -------------
      Total                                      5,546            5,366             5,542            5,358
                                      ================   ==============    ==============    =============

      Earnings per share before
         extraordinary item                      $1.03            $0.42             $2.56            $1.54
                                      ================   ==============    ==============    =============
      Net income per share                       $1.03            $0.67             $2.56            $1.79
                                      ================   ==============    ==============    =============





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